                        GRUBB & ELLIS COMPANY AND SUBSIDIARIES
                                     EXHIBIT (11)
                          COMPUTATION OF PER SHARE EARNINGS
                   FOR THE YEARS ENDED JUNE 30, 1996, 1995 AND 1994
                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND SHARES)


                                         1996           1995           1994
                                       ----------     ----------     ----------

Net income (loss)                     $    2,012     $    1,556     $ (17,540)

Dividends in arrears on preferred
   stock                                 (3,012)        (1,862)           -

Accretion of liquidation preference
   on preferred stock                     -               (877)        (2,494)
                                       ----------     ----------     ----------

Net loss applicable to common
   stockholders                       $    (910)     $  (1,183)     $ (20,034)
                                       ----------     ----------     ----------
                                       ----------     ----------     ----------

Primary loss per share applicable
   to common stock:
   Weighted average common
     shares outstanding                8,870,720      7,271,257      4,073,715

Dilutive stock options-based
     on the treasury stock method          -               -              -
                                       ----------     ----------     ----------
     Total                             8,870,720      7,271,257      4,073,715
                                       ----------     ----------     ----------
                                       ----------     ----------     ----------

Loss per common share and
   equivalents                        $     (.10)    $     (.16)    $    (4.92)
                                       ----------     ----------     ----------
                                       ----------     ----------     ----------
Fully-diluted loss per share
   applicable to Common Stock (A):
   Weighted average common
     shares outstanding                8,870,720      7,721,257      4,073,715

   Dilutive stock options-
     based on the treasury
     stock method                          -              -              -
                                       ----------     ----------     ----------

     Total                             8,870,720      7,271,257      4,073,715
                                       ----------     ----------     ----------
                                       ----------     ----------     ----------

Loss per common share and
     equivalents                      $     (.10)    $     (.16)    $    (4.92)
                                       ----------     ----------     ----------
                                       ----------     ----------     ----------




(A) This calculation is submitted in accordance with the Securities Exchange Act of 1934, Release No. 9083, although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilutions of less than 3%